SCHEDULE 14A INFORMATION
            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                    SECURITIES EXCHANGE ACT OF 1934
                     (Amendment No. ______________)


Filed by the Registrant    /X/
Filed by a party other than the Registrant   / /

Check the appropriate box:
/ /  Preliminary proxy statement
/ / Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                         MOLECULAR DEVICES CORPORATION
            ------------------------------------------------
            (Name of Registrant as Specified in Its Charter)


  ------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

/X/  No fee required.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing party:

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(4)  Date filed:

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


                          MOLECULAR DEVICES CORPORATION

                               1311 ORLEANS DRIVE
                           SUNNYVALE, CALIFORNIA 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 1997


TO THE STOCKHOLDERS OF MOLECULAR DEVICES CORPORATION:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Molecular Devices Corporation, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California 94089 on Friday, May 16, 1997 at 10:30 a.m. local time for the following purposes:

         1. To elect directors to serve for the ensuing year and until their successors are elected.

         2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for its fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on March 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                              By Order of the Board of Directors



                                              Andrei M. Manoliu
                                              Secretary

Sunnyvale, California
April  15, 1997


         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          MOLECULAR DEVICES CORPORATION

                               1311 Orleans Drive
                           Sunnyvale, California 94089

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 16, 1997


                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors of Molecular Devices Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 1997 at 10:30 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters located at 1311 Orleans Drive, Sunnyvale, California 94089.

SOLICITATION

         The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

         The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 1997 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

         Only holders of record of Common Stock at the close of business on March 28, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 28, 1997, the Company had outstanding and entitled to vote 9,038,124 shares of Common Stock.

         Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1311 Orleans Drive, Sunnyvale, California 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than December 8, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         There are eight nominees for the eight Board positions presently authorized in the Company's By-laws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, all eight directors having previously been elected by the stockholders.

         Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the holders of Common Stock present in person or represented by proxy and entitled to vote at the meeting.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR
                             OF EACH NAMED NOMINEE.

NOMINEES

         The following information pertains to the nominees, their principal occupations for the preceding five-year period, certain directorships, and their ages as of December 31, 1996.

                                                 Principal Occupation/
                                                     Positions Held
              Name             Age                  with the Company
              ----             ---                  ----------------
James P. Iuliano                38      President, Chief Executive Officer

Moshe H. Alafi                  67      General Partner,  Alafi  Capital Company

David L. Anderson               53      General Partner, Sutter Hill Ventures

A. Blaine Bowman                50      President,   Chief  Executive   Officer,
                                        Dionex Corporation

Paul Goddard, Ph.D.             47      Chairman,   Chief   Executive   Officer,
                                        Neurex Corporation

Andre F. Marion                 61      Independent Investor

Harden M. McConnell,  Ph.D.     69      Robert   Eckles   Swain   Professor   of
                                        Physical     Chemistry    at    Stanford
                                        University, Management Consultant

J. Allan Waitz, Ph.D.           61      Independent Investor



         James P. Iuliano has served as President of the Company since May 1993, and as Chief Executive Officer and a director since December 1993. From July
1990 through May 1993, Mr. Iuliano was Vice President and Chief Financial Officer of the Company and, between April 1990 and July 1990, he served as the Company's Financial Controller. From 1986 to March 1990, Mr. Iuliano was employed by VLSI Technology Inc., a semiconductor company ("VLSI"), where his most recent position was Controller for VLSI's ASIC division. Prior to VLSI, Mr. Iuliano held various positions with the general technology division in International Business Machines Corporation, a computer company. Mr. Iuliano holds an MBA degree from Harvard Business School.

         Moshe H. Alafi has been a director of the Company since 1985. Mr. Alafi has been the general partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

         David L. Anderson has been a director of the Company since 1983. Mr. Anderson has been a general partner of Sutter Hill Ventures, a California limited partnership, a venture capital investment partnership, since 1974. Mr. Anderson is also a director of Cytel Corp., a biotechnology company, Dionex Corporation, a leading supplier of analytical instrumentation ("Dionex"), and Neurex Corporation, a company involved in the development of therapeutics to treat disorders of the brain and central nervous system ("Neurex").

         A. Blaine Bowman has been director of the Company since 1985. Mr. Bowman is, and has been since 1980, President, Chief Executive Officer and a director of Dionex.

         Paul Goddard, Ph.D. has been a director of the Company since September 1995. Dr. Goddard currently is, and has been since 1991, the Chairman, Chief Executive Officer and a director of Neurex. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp., a pharmaceutical company, and its predecessors in various positions, most recently as Senior Vice President and Director Japan-Pacific. He is also a director of Onyx Pharmaceutical Inc. and RibiImmunochem Research, Inc.

         Andre F. Marion has been a director of the Company since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the Board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant and also a director of Applied Imaging Corp., a manufacturer of medical computer systems, and Cygnus, Inc., a developer of drug delivery and diagnostic systems.

         Harden M. McConnell, Ph.D., founder of the Company, has been a director of and a consultant to the Company since the Company's inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry at Stanford University and a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work, most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990) and the Bruker Prize of the Royal Society of Chemistry (1995). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology. Dr. McConnell is also a director of Anergen, Inc., a biotechnology company.

         J. Allan Waitz, Ph.D. has been a director of the Company since 1990. Dr. Waitz is currently retired. Until 1992, Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough corporation, a pharmaceutical company. From 1991 through December 1996 Dr. Waitz served as chairperson of the Area
Committee on Microbiology of the National Committee for Clinical Laboratory Standards. He is also a director of TerraGen Diversity, Inc. of Vancouver, BC.


BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Audit Committee recommends engagement of the Company's independent accountants, approves services performed by such accountants, and reviews and evaluates the Company's accounting system and its system of internal accounting controls. The Audit Committee, consisting of Dr. McConnell, Dr. Goddard and Mr. Bowman, held one meeting during the fiscal year ended December 31, 1996.

         The Compensation Committee consists of Messrs. Anderson and Marion and Dr. Waitz. The Compensation Committee makes recommendations to the Board concerning cash and long-term incentive compensation for employees of the Company. The Compensation Committee also makes recommendations to the Board regarding the number of shares that should be subject to options, the timing of grants of options under the Company's 1995 Stock Option Plan (the "1995 Plan") and the number of shares and the timing of offerings of such shares to employees under the Company's 1995 Employee Stock Purchase Plan. During the fiscal year ended December 31, 1996, the Compensation Committee held one meeting.

         During the fiscal year ended December 31, 1996, each director attended at least 75% of the aggregate of the meetings of the Board and of the Committees on which he served, held during the period for which he was a director or committee member, respectively.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         Ernst & Young LLP ("Ernst & Young") has served as the Company's independent auditors with respect to the Company's books and accounts since the Company began operations in 1983.

         The stockholders are being asked to ratify the approval of Ernst & Young as independent auditors for the fiscal year ending December 31, 1997. Although it is not required to do so, the Board of Directors is submitting the approval of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to provide such ratification, the Board would reconsider its approval of Ernst & Young as independent auditors for the fiscal year ending December 31, 1997. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

       Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

       The affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting will be required to ratify the selection of Ernst & Young.

       THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE IN FAVOR OF
                                   PROPOSAL 2

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of February 28, 1997 by (i) each director and nominee for director, (ii) each Named Executive Officer (as defined under "Executive Compensation"), (iii) all executive officers and directors as a group and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                      Beneficial Ownership (1)
                                                  ------------------------------
                                                      Number         Percent
Name of Beneficial Owner                            of Shares       of Class
------------------------                            ---------      ----------
Moshe H. Alafi (2)                                   728,793            8.0%
   Alafi Capital Company
   9 Commodore Suite A405
   Emeryville, CA 94608

Harden M. McConnell, Ph.D. (3)                       690,220            7.6%
   421 El Escarpardo
   Stanford, CA 94305

Kopp Investment Advisors, Inc.                       683,450            7.6%
   6600 France Ave South, Ste 672
   Edina, MN 55435

Gartmore Investment Limited                          570,000            6.3%
   Gartmore House, P.O. Box 65
   16-18 Monument Street
   London EC3R 8QQ England

A. Blaine Bowman (4)                                 464,665            5.1%
   Dionex Corporation
   501 Mercury Drive
   Sunnyvale, CA 94086

David L. Anderson (5)                                219,380            2.4%
   Sutter Hill Ventures
   755 Page Mill Road
   Suite A200
   Palo Alto, CA 94306

James P. Iuliano (6)                                 119,789            1.0%

Gillian M.K. Humphries, Ph.D. (7)                     67,958             *

Andrew H. Galligan (8)                                20,790             *

Howard D. Goldstein (9)                               20,478             *

Robert J. Murray (10)                                 16,645             *

J. Allan Waitz, Ph.D (11)                             22,166             *

Paul Goddard, Ph.D. (12)                               5,500             *

Andre F. Marion (13)                                   5,500             *

All directors and executive officers as a group    2,381,884          26.36%
   (12 persons) (14)
----------
*  Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 9,036,541 shares outstanding on February 28, 1997, adjusted as required by rules promulgated by the SEC.

(2) Includes 402,840 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of the Company, is the general partner, 319,628 shares beneficially owned by trusts for the benefit of Mr.

         Alafi's children, of which Mr. Alafi is the trustee, and 5,500 shares that may be acquired within 60 days after February 28, 1997, pursuant to outstanding stock options.

(3) Consists of 684,720 shares held by Harden M. McConnell and Sophia G. McConnell Trust, of which Dr. McConnell is a co-trustee, and 5,500 shares that may be acquired within 60 days after February 28, 1997, pursuant to outstanding stock options.

(4) Includes 382,166 shares beneficially owned by Dionex, of which Mr. Bowman, a director of the Company, is President, Chief Executive Officer and a director and 25,499 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options. Mr. Bowman disclaims beneficial ownership of the Dionex shares.

(5) Includes: (i) 28,086 shares beneficially owned by Sutter Hill Ventures, a California limited partnership ("Sutter Hill Ventures"), of which Mr. Anderson, a director of the Company, is a general partner, (ii) 14,661 shares beneficially owned by Anvest, L.P., of which Mr. Anderson is a general partner, and (iii) 5,500 shares that may be acquired within 60 days after February 28, 1997, pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of shares held by Sutter Hill Ventures and Dionex, and individuals and entities associated with Sutter Hill Ventures and Dionex, except as to the shares held of record in his name and his proportionate partnership interest in the shares held of record by Sutter Hill Ventures and Anvest, L.P.

(6) Includes 119,789 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(7) Includes 52,000 shares beneficially owned by the Humphries 1991 Living Trust, of which Dr. Humphries is a co-trustee and 20,958 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(8) Includes 20,790 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(9) Includes 18,957 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(10) Includes 15,999 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(11) Includes 22,166 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(12) Includes 5,500 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(13) Includes 5,500 shares that may be acquired within 60 days after February 28, 1997 pursuant to outstanding stock options.

(14) Includes 827,773 shares held by entities affiliated with certain directors and 271,658 shares that certain directors and officers have the right to acquire within 60 days after February 28, 1997 pursuant to the exercise of outstanding stock options. See Footnotes (2) - (13).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the

Company. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, the Company's executive officers, directors and greater than 10 percent stockholders complied with applicable Section 16(a) filing requirements.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The executive officers and certain key employees of the Company and their ages and positions at March 28, 1997 are as follows:

       Name                     Age                   Position
       ----                     ---                   --------
James P. Iuliano                38        President, Chief Executive Officer and
                                          Director

Andrew H. Galligan              40        Vice  President,  and  Chief Financial
                                          Officer

Howard D. Goldstein             44        Vice President

David P. Hadfield               38        Vice President

Gillian M.K. Humphries, Ph.D    58        Vice President

Robert J. Murray                48        Vice President

         James P. Iuliano has served as President of the Company since May 1993, and as Chief Executive Officer and a director since December 1993. From July
1990 through May 1993, Mr. Iuliano was Vice President and Chief Financial Officer of the Company and, between April 1990 and July 1990, he served as the Company's Financial Controller. From 1986 to March 1990, Mr. Iuliano was employed by VLSI Technology Inc., a semiconductor company ("VLSI"), where his most recent position was Controller for VLSI's ASIC division. Prior to VLSI, Mr. Iuliano held various positions with the general technology division in International Business Machines Corporation, a computer company. Mr. Iuliano holds an MBA degree from Harvard Business School.

         Andrew H. Galligan has served as Vice President and Chief Financial Officer of the Company since December 1993. From January 1992 through December 1993, Mr. Galligan was Vice President and Chief Financial Officer of IPS Health Care, Inc., a medical diagnostic imaging service company. From May 1990 to January 1992, Mr. Galligan served as Vice President and Chief Financial Officer of Lumisys, Inc., a medical imaging equipment company. From 1987 to April 1990, Mr. Galligan was employed by Diasonics, Inc., a medical diagnostic imaging equipment company, where he held various corporate and divisional finance positions, including, most recently, the position of Vice President of Finance for the MRI division and its successor corporation, Toshiba America MRI, Inc. Mr. Galligan is qualified as a Chartered Accountant and holds a business degree from Trinity College, Dublin, Ireland.

         Howard D. Goldstein has served as a Vice President of the Company since 1993. From April 1988 to November 1993, Mr. Goldstein served in various positions at Molecular Dynamics Inc., a supplier of imaging instrumentation for bioanalytical usage, including the positions of Director of North American Sales, Director of Worldwide Marketing and, most recently, Director of Worldwide CLSM Sales & Marketing and Director of Worldwide Sales & Marketing Development. From 1986 to 1988, Mr. Goldstein was District Sales Manager for Applied Biosystems, Inc., a bioanalytical research instrumentation company. Mr. Goldstein holds an MBA degree in Organizational Management from Temple University and an MS degree in Biochemistry from the University of Dayton.

         David P. Hadfield has served as a Vice President of the Company since March 1997. From November 1995 through February 1997, he served as the Company's Director of International Sales. From February 1991 to March 1995, Mr. Hadfield served as Vice President of Marketing at Oxford GlycoSystems plc., a biotechnology and research systems company. From March 1984 to February 1991, he was employed by Applied Biosystems Inc., a bioanalytical research instrument company, where he held various senior marketing and sales positions in both the

United States and Europe. Mr. Hadfield holds a B.Sc. degree in chemistry from the University of Manchester, England.

         Gillian M.K. Humphries, Ph.D. has served as a Vice President of the Company since March 1990. Dr. Humphries served as a consultant to the Company since its inception in July 1983. In 1984, Dr. Humphries joined the Company on a full time basis as a research scientist and, from 1985 to March 1990, she served as Director of MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. degree in Biochemistry from Stanford University and an MS degree in Biochemistry from San Jose State University.

         Robert J. Murray has served as a Vice President of the Company since July 1995. Mr. Murray served as the Company's Director of Operations from October 1993 to July 1995. From January 1993 to October 1993, Mr. Murray was a consultant to Tandem Computers, Incorporated, a computer manufacturer. From September 1991 to January 1993, Mr. Murray was Vice President of manufacturing at Electromer Corporation, an electronic component company, and from March 1989 to September 1991, as a Vice President of Comptronix Corp., a contract manufacturing company. Mr. Murray holds a M.S. degree in Electrical Engineering from San Jose State University.


                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

         The members of the Company's Board of Directors do not currently receive any cash compensation from the Company for their services as members of the Board of Directors or any committee thereof, although they may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings. Since the Company was founded in 1983, Dr. McConnell has provided consulting services to the Company regarding, among other matters, the Company's research and development activities and business strategy. Dr. McConnell is currently paid $5,000 per month for such services.

         During 1995, the Board adopted the 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of Common Stock to non-employee directors of the Company ("Non-Employee Directors"). The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan is 247,500.

         Pursuant to the terms of the Directors' Plan, each Non-Employee Director will automatically be granted an option to purchase 16,500 shares of Common Stock on the date of his or her election to the Board. On the date of adoption of the Directors' Plan, each person who was then a Non-Employee Director of the Company was granted an option to purchase 16,500 shares of Common Stock of the Company under the Directors' Plan, at an exercise price of $5.25 per share. Thereafter each Non-Employee Director will automatically be granted an option to purchase an additional 16,500 shares of Common Stock under the Directors' Plan upon full vesting of any stock option previously granted to such person under the Directors' Plan.

         Outstanding options under the Directors' Plan will vest over a period of three years from the date of grant in equal annual installments. The exercise price of options granted under the Directors' Plan must equal or exceed the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan are generally non-transferable. The Board may suspend or terminate the Directors' Plan at any time. In the event of a merger or consolidation, or a reverse merger or reorganization in which the Company is not the surviving corporation, options outstanding under the Directors' Plan will automatically become fully vested and will terminate if not exercised prior to such event.


COMPENSATION OF EXECUTIVE OFFICERS

         The following table shows, for the fiscal years ended December 31, 1994, 1995 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1996 (the "Named
Executive Officers"):

                                         SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                    Compensation
                                                                                       Awards
                                                                                  -----------------
                                                          Annual Compensation
                                                     ----------------------------    Securities       All Other
                                                         Salary         Bonus        Underlying      Compensation
Name and Principal Position                  Year          ($)         ($)(1)        Options (#)        ($)(2)
--------------------------------------------------------------------------------------------------------------------
James P. Iuliano                             1996         $158,350       $55,000           ---             $330
President, Chief Executive Officer           1995          150,000        40,000       133,332              370
                                             1994          150,000        16,500        23,333              330

Andrew H. Galligan                           1996          112,518        32,500           ---              218
Vice President, Chief Financial Officer      1995          107,508        25,000        13,333              218
                                             1994          107,090        11,826        36,666              217

Howard D. Goldstein                          1996          120,704        40,000           ---              374
Vice President                               1995          116,724        23,000         6,666              374
                                             1994          116,438        11,672        36,666              373

Gillian M.K. Humphries, Ph.D.                1996          119,166        40,000           ---            1,620
Vice President                               1995          114,996        23,000        10,000            1,620
                                             1994          114,164         9,200        10,000            1,605

Robert J. Murray                             1996          112,440        32,500           ---              571
Vice President                               1995          107,040        25,000        36,600              571
                                             1994          105,868         7,493           ---              563


(1) Represents amounts accrued by the Company in 1994, 1995 and 1996, but paid in 1995, 1996 and 1997 at the election of the Company.

(2) Represents the taxable portion of group life insurance paid by the Company.


                        STOCK OPTION GRANTS AND EXERCISES

         The Company has granted options to its executive officers under its 1988 Stock Option Plan (the "1988 Plan") and, in the future, intends to grant options under its 1995 Stock Option Plan (the "1995 Plan" and collectively with the 1988 Plan, the "Option Plans"). The 1988 Plan was terminated subsequent to the establishment of the 1995 Plan. As of February 28, 1997, options to purchase a total of 873,216 shares were outstanding under the Option Plans and options to purchase 867,924 shares remained available for grant thereunder.


       The following tables set forth, for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

      There were no options granted to any of the Named Executive Officers for the fiscal year ended December 31, 1996


   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES



                                                                    Number of                    Value of
                                                              Securities Underlying             Unexercised
                                                                   Unexercised                 In-the-Money
                                                                   Options at                   Options at
                       Shares Acquired                              FY-End (#)                   FY-End ($)
                         on Exercise          Value               Exercisable/                 Exercisable/
        Name                 (#)           Realized($)            Unexercisable              Unexercisable (1)
---------------------  ----------------   ---------------   --------------------------   --------------------------
Mr. Iuliano                15,000            129,375             119,164/139,166           $1,592,452/$1,534,736
Mr. Galligan                  0                 0                 20,999/29,000               257,801/340,312
Mr. Goldstein                 0                 0                 19,666/23,666               244,055/285,305
Dr. Humphries                 0                 0                 19,666/13,667               258,640/154,539
Mr. Murray                    0                 0                 15,332/34,667               183,608/399,504


(1) Represents the fair market value of the underlying shares on the last day of the fiscal year ($15.5625 based on the closing sales price of the Common Stock as reported on the NASDAQ National Market) less the exercise price of the options multiplied by the number of shares underlying the option.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON
                             EXECUTIVE COMPENSATION


         The Compensation Committee of the Board of Directors (the "Committee") is comprised of Messrs. Anderson and Marion and Dr. Waitz, none of whom has been an officer or employee of the company. The Committee is responsible for establishing the Company's compensation for executive officers.

         The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix of the compensation elements of salary, bonus and stock options.

         Base Salary. The Committee meets at least annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, the Company surveys a group of comparable companies with a capitalization similar to that of the Company.

         Bonus. The bonus program is a discretionary program for executive officers and other key employees of the Company. The Committee meets in the first quarter following the year of the awards to be made to determine the amount of the bonuses. The bonus award depends on the extent to which the Company and individual performance objectives are achieved. The Company's objectives consist of operating, strategic and financial goals that are considered to be critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1996, these goals were related to (i) specific increases in revenue and operating income over the prior years and (ii) successful introduction of new products.

         Stock Options. The Option Plans maintained by the Company have been established to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Options Plans generally vest over a five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

         Guidelines for the number of stock options for each participant under the Option Plans are generally determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

         Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation." The Compensation Committee has determined that stock options granted under the Company's 1995 Plan with an exercise price at least equal to the fair market value of the Company's common stock on the date of grant shall be treated as "performance-based compensation" and any compensation recognized by a Named Executive Officer as a result of the grant of such a stock options is deductible by the Company.

         CEO Compensation. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with companies with a capitalization similar to that of the Company. As described above, since the Company achieved all of its corporate and financial objectives, most noticeably the significant increase in revenues for 1996, the Committee rated Mr. Iuliano's performance as above average and awarded him a bonus of $55,000.

         Summary. Through the plans described above, a significant portion of the Company's compensation program for its executive officers (including the CEO) is contingent upon the individual's and Company's performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation during any given annual period.




                                                          COMPENSATION COMMITTEE
                                                          David L. Anderson
                                                          Andre F. Marion
                                                          J. Allan Waitz, Ph.D.

                     PERFORMANCE MEASUREMENT COMPARISON (1)


The following chart shows total stockholder return of an investment of $100 in cash on December 13, 1995 for the Nasdaq Stock Index, a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the "Peer Group")(2) and for the Company:

                    COMPARISON OF CUMULATIVE TOTAL RETURN(3)

[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                              12/13/95    12/31/95     12/31/96

MOLECULAR DEVICES CORP.                          100         92.31       136.81
PEER GROUP                                       100        108.68       130.06
NASDAQ STOCK INDEX                               100         99.63       123.81


----------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Upon written request of a stockholder, the Company will provide a list of companies comprising the Peer Group.

(3) The cumulative total return on investment (change in year-end stock price plus reinvested dividends) for the Company, the Nasdaq Stock Index and the Peer Group, based on December 13, 1995 = 100. In accordance with the rules of the SEC, the returns of companies comprising the Peer Group are weighted according to their respective stock market capitalization at the beginning of each period for which a return is indicated.

                                  OTHER MATTERS


         The Board of Directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act in accordance with their best judgment on such matters.




                                              By Order of the Board of Directors



                                              Andrei M. Manoliu
                                              Secretary



April 15, 1997

                                                                      APPENDIX A

                         MOLECULAR DEVICES CORPORATION
             Proxy Solicited on Behalf of the Board of Directors of
P                 the Company for Annual Meeting, May 16, 1997
R
O        The  undersigned  hereby  constitutes  and appoints  James P.  Iuliano,
X Andrew H. Galligan and Andrei M. Manoliu, and each of them, his or her true Y and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Molecular Devices Corporation, to be held at the Company's corporate headquarters, located at 1311 Orleans Drive, Sunnyvale, California on Friday, May 16, 1997, and at any adjournment thereof, on all matters coming before said meeting.

         You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                                                                     -----------
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                        SIDE
                                                                     -----------


[X] Please mark
    votes as in
    this example.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the meeting. If no direction is made, this proxy will be voted FOR the election of all nominees listed below and FOR proposal 2.

1. Election of Directors                          2. To ratify the selection of Ernst &     FOR   AGAINST   ABSTAIN
Nominees:  James P. Iuliano,  Moshe                  Young  LLP as independent auditors     [ ]     [ ]       [ ]
H.  Alafi,  David  L.  Anderson,  A.                  of the Company for its fiscal year
Blaine Bowman, Paul Goddard, Ph.D.,                  ending December 31, 1997.
Andre   F.   Marion,    Harden   M.
McConnell,  Ph.D.,  J. Allen Waitz,
Ph.D.

[ ] FOR ALL            [ ] WITHHELD
    NOMINEES               FROM ALL
                           NOMINEES

[ ] _______________________
    For all nominees except
        as noted above

                                                        MARK HERE     [ ]
                                                       FOR ADDRESS
                                                        CHANGE AND
                                                       NOTE AT LEFT

                                                Please  sign  exactly as your name  appears  hereon.  Joint  owners
                                                should   each   sign.   When   signing   as   attorney,   executor,
                                                administrator,  trustee,  or  guardian,  please  give full title as such.

Signature:_______________________________ Date:__________ Signature:______________________________ Date:___________
